UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                    FORM 3
           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed  pursuant  to  Section  16(a)  of  the  Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.        NAME  AND  ADDRESS  OF  REPORTING  PERSON
          William  P.  Williams,  Jr.
          7201  E.  Camelback  Road,  Suite  320
          Scottsdale,  AZ  85251

2.        DATE  OF  EVENT  REQUIRING  STATEMENT
          June  27,  1995

3.        IRS  OR  SOCIAL  SECURITY  NUMBER  OF REPORTING PERSON (VOLUNTARY)
          Not  Applicable

4.        ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL
          American  NorTel  Communications,  Inc.  and  ARTM

5.        RELATIONSHIP  OF  REPORTING  PERSON(S)  TO  ISSUER
          Director,  Officer  and  10%  Owner

6.        IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/DAY/YEAR)
          Not  Applicable

7.        INDIVIDUAL  OR  JOINT/GROUP/FILING
          Not  Applicable

TABLE  I:  NON-DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED

1.        TITLE  OF  SECURITY
          Common  Stock,  no  par  value

2.        AMOUNT  OF  SECURITIES  BENEFICIALLY  OWNED
          7,906,951

3.        OWNERSHIP  FORM:  DIRECT  (D)  OR  INDIRECT  (I)
          Indirect

4.        NATURE  OF  INDIRECT  BENEFICIAL  OWNERSHIP
          Of the 7,906,951 shares of common stock beneficially owned by reporting person:
           6,756,951  are  owned  by  Wilcom,  Inc.,  a  corporation owned
                  100% by Eva S. Williams, wife of the Reporting Person; 400,000 are owned by Shelton Financial, Inc., a corporation owned
                  100% by the Reporting  Person;  and
           750,000 are owned by Eva S. Williams, wife of the Reporting Person.

TABLE II: DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED  (E.G.,  PUTS,  CALLS,
          WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

1.        TITLE  OF  DERIVATIVE  SECURITY
          Not  Applicable

2.        DATE  EXERCISABLE  AND  EXPIRATION  DATE
          Not  Applicable

3.        TITLE  AND  AMOUNT  OF  SECURITIES  UNDERLYING DERIVATIVE SECURITY
          Not  Applicable

4.        CONVERSION  OR  EXERCISE  PRICE  OF  DERIVATIVE  SECURITY
          Not  Applicable

5. OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT (D) OR INDIRECT (I) Not Applicable

6.        NATURE  OF  INDIRECT  BENEFICIAL  OWNERSHIP
          Not  Applicable




/S/  W.  P.  Williams,  Jr.
-----------------------------
Signature of Reporting Person

Date:    November  18,  1996